Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 4th day of September, 2007, by and between T Bancshares, Inc., a Texas corporation with its principal office located at 16000 Dallas Parkway, Suite 125, Dallas, Texas (hereafter the "Company"), and Patrick Howard, a resident of Texas (hereafter the "Executive").

WHEREAS , the Company has chartered a national banking association named T Bank (the “Bank”), and

WHEREAS , the Executive has considerable experience, expertise and training in management related to banking and services offered by the Company; and

WHEREAS , the Company desires and intends to cause the Executive to be employed as Executive Vice President and Chief Operating Officer of the Bank pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS , both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE , in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree as follows:

A. DURATION

1.    This Agreement shall continue in full force and effect for a period beginning on the date (the “Effective Date”) the Executive begins his employment with the Bank and, subject to paragraph two (2) below, will expire and terminate by its own terms one (1) year after the Effective Date (“Expiration Date”).

2.    Both the Bank and the Executive acknowledge and agree that the parties may agree to continue the employment relationship upon such terms as they may mutually agree. This Agreement shall automatically renew at the end of each one-year term for an additional one (1) year term unless either party elects to terminate this Agreement by sending written notice of non-renewal at least thirty (30) days prior to the Expiration Date. Both parties acknowledge and agree that, in the event this Agreement does not renew, the employment of the Executive shall automatically terminate on the Expiration Date without any additional liability or obligation on the part of either party, except for the provisions of Paragraphs 12, 13, [16] and 18 which will survive the termination of this Agreement.

B. COMPENSATION

3.    All payments of salary and other compensation to the Executive shall be payable in accordance with the Bank's ordinary payroll and other policies and procedures.

a.    During the first year following the Effective Date, the Bank agrees to compensate the Executive on a salary basis of $170,000 annually, payable semi-monthly in equal amounts.

b.    Subsequent to the first year following the original Effective Date, for the remaining term of this Agreement the Executive's annual salary shall be reviewed by the Bank's Board of Directors or a delegated committee thereof as of the anniversary of the original Effective Date of each year of the remaining term of this Agreement and increased as a result of such review and to provide reasonable cost of living adjustments, all in the discretion of the Board of Directors, and when consistent with safe and sound banking practices.

c.    During the term of this Agreement, the Executive shall be paid a bonus of fifteen percent (15%) of the base annual salary if the Bank has an overall CAMEL rating by the Bank’s governmental regulators of two (2) or better during that fiscal year. Further, during the term of this Agreement, the Executive shall be paid a bonus of fifteen percent (15%) of the base annual salary during any fiscal year the Bank has a return on average assets of one percent (1%) or higher (net of any such bonuses referenced in this section). Executive shall also be entitled to participate in any benefit programs (other than bonus plans) applicable to all employees of the Bank or to executive officers of the Bank in accordance with Bank policy and the provisions of said benefit programs.

d.    The Company shall grant to the Executive a number of options exercisable within ten (10) years from the date of the grant of such options. Such options, upon the grant of the options, will enable the Executive to purchase 25,000 shares of the Company’s common stock. The exercise price for the stock options to be received by the Executive shall be the opening per share price as quoted on the over the counter bulletin board on the effective date.

4.    The Bank and the Executive acknowledge and agree that the Bank shall provide the Executive with a relocation/signing benefit of $40,000, (the “Relocation Benefit”) to be payable at Executive’s discretion within nine (9) months following the Effective Date. Executive, at his discretion, may submit actual relocation expenses to be reimbursed by the Bank including, but not necessarily limited to, commissions and closing costs associated with the sale or acquisition of Executive’s residence(s), moving expenses, travel expenses incurred by Executive or his family in connection with relocating, etc. Executive shall provide receipts or other evidence of actual expenses incurred for re-imbursement, which re-imbursements shall be made without tax withholdings and shall not be recorded by Bank as salary expense to the Executive. In the event such expenses exceed the Relocation Benefit, Bank shall have no obligation to pay such excess. Executive may elect to receive a cash payment of all or part of the benefit, less any amounts previously paid for expense re-imbursement, as a cash bonus subject to applicable taxes. The Bank and the Executive further agree that the Bank will pay for reasonable commuting expenses required based on timing between the Effective Date and actual relocation. The Bank and the Executive further acknowledge and agree that the Bank shall provide the Executive a cellular phone and laptop computer for use in the performance of his duties and obligations under this Agreement. The Bank shall also reimburse the Executive for all reasonable expenses, including, but not limited to, travel expenses, lodging expenses, and meals and entertainment expenses, that the Executive may incur in the performance of his duties and obligations under this Agreement; provided, however, that the Executive shall be required to submit receipts or other acceptable documentation to the Cashier or other appropriate bank officer to verify such expenses prior to any reimbursements.

5.    The Bank and the Executive acknowledge and agree that, subject to the provisions of Paragraph 7 of this Agreement, the Executive shall be entitled to receive as partial consideration for this Agreement, and the Bank shall be obligated to provide employee and dependent health insurance, dental insurance, sick leave and vacation, and any additional benefits provided to all Bank employees all in accordance with the Bank's employment policies and plans.

6.    The Bank and the Executive acknowledge that, upon completion of the Executive’s first year of employment following the Effective Date, the Executive's compensation will be subject to an annual review and adjustment by the Board of Directors of the Bank in accordance with the terms of this Agreement, but in no event will the Executive's salary and bonuses be less than the amounts set forth in Paragraphs 3 and 4 at any time during the employment of the Executive pursuant to this Agreement.

7.    The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Bank incident to the Executive's employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

C. RESPONSIBILITIES

8.    The Executive acknowledges and agrees that he shall be employed as Executive Vice President and Chief Operating Officer of the Bank. The Executive covenants and agrees that he will faithfully devote his best efforts and his primary focus to his positions with the Bank.

9.    The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his position as Executive Vice President and Chief Operating Officer of the Bank are wholly within the discretion of its Board of Directors, and may be modified, or new duties and responsibilities imposed by the Bank's Board of Directors, at any time, without the approval or consent of the Executive. However, these new duties and responsibilities may not constitute immoral or unlawful acts. In addition, the new duties and responsibilities must be consistent with the Executive's role as Executive Vice President or Chief Operating Officer of a financial institution.

10.    The Executive acknowledges and agrees that, during the term of this Agreement, he has a fiduciary duty of loyalty to the Bank, and that he will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Bank or the reputation of the Board of Directors.

11.    The Executive acknowledges and agrees that he will not directly or indirectly engage in competition with the Bank at any time during the existence of the employment relationship between the Bank and the Executive, and the Executive will not on his own behalf, or as another's agent or employee, engage in any of the same or similar duties and/or Bank-related responsibilities required by the Executive's position with the Bank, other than as an employee of the Bank pursuant to this Agreement or as specifically approved by the Board of Directors of the Bank.

D. NONINTERFERENCE

12.    The Executive covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Bank or the Executive, the Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Bank, nor shall the Executive contact or communicate with any other employees of the Bank for the purpose of inducing other employees to terminate their employment with the Bank. For purposes of this covenant, "other employees" shall refer to employees who are still actively employed by or were employed by the Bank within the prior year, or doing business with, the Bank at the time of the attempted recruiting or hiring.

13.    In his position of employment, the Executive will be provided with confidential information and trade secrets (hereafter "Proprietary Information") pertaining to, or arising from, the business of the Bank, and its affiliates (if any), upon execution of this Agreement and for the duration of Executive’s employment with the Bank. The Executive hereby agrees and acknowledges that such Proprietary Information is unique and valuable to the Bank's business and that the Bank would suffer irreparable injury if this information were publicly disclosed, or used for purposes other than on behalf of the Bank. Therefore, the Executive agrees to keep in strict secrecy and confidence, both during and after the period of his employment, any and all Proprietary Information that the Executive acquires, or to which the Executive has access, during employment by the Bank, that has not been publicly disclosed by the Bank. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any financial information, processes, pricing, plans, devices, compilations of information, technical data, mailing lists, methods of distributing, names of suppliers, and customers, arrangements entered into with suppliers, vendors, and customers, marketing strategies, and other trade secrets of the Bank.

The provisions and agreements entered into herein shall survive the term of the Employee's employment to the extent reasonably necessary to accomplish their purpose in protecting the interests of the Bank in any Proprietary Information disclosed to, or learned by the Executive while employed.

14.    The Executive expressly represents that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of the Bank or with the Executive's duties as an employee of the Bank.

15.    The Executive acknowledges and agrees that in exchange for the execution of the noninterference agreement set forth above, the Executive will receive substantial, valuable consideration including: (i) confidential trade secret and proprietary information relating to the identity and special needs of the Bank's current and prospective customers, the Bank's current and prospective services, the Bank's business projections and market studies, the Bank's business plans and strategies, the Bank's studies and information concerning special services unique to the Bank; (ii) employment; (iii) compensation and benefits as described in this Agreement; and (iv) Severance. The Executive acknowledges and agrees that these four items collectively constitute fair and adequate consideration for the execution of the noninterference agreement set forth above.

16.    In consideration for the above-recited valuable consideration, and as a material inducement for the Bank’s agreements herein, including the Bank’s promise to furnish Executive with access to its Proprietary Information, the Executive understands and agrees that during the continuation of this Agreement and for a period of one year following the termination of his employment with the Bank by either party, for whatever reason (both of which periods shall collectively be referred to as the ("Restricted Period")), the Executive will not directly or indirectly, alone or for his/her own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, contact, solicit, or seek to divert the business or patronage of any person, association, corporation or other business organization or entity with whom Executive is familiar and about whom Executive has learned Proprietary Information during his/her employment at the Bank. It is the parties' desire that these restrictions be enforced to the fullest extent allowed by law.

17.    It is hereby further agreed by the parties that if the nonsolicitation covenants contained in this NONINTERFERENCE section should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction despite those modifications outlined above, then the parties shall consider this Agreement to be amended and modified in that particular area or jurisdiction so as to eliminate therefrom any part of or the entire covenant that the particular area or jurisdiction finds void or otherwise unenforceable, but as to all other areas and jurisdictions covered by this Agreement, the nonsolicitation covenants contained herein shall remain in full force and effect as originally written.

18.    If Executive is found to have violated any of the provisions of this Section D, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of violation by him. Nothing in this Paragraph shall reduce or abrogate the Executive's obligations under any other section this Agreement.

E. REMEDIES

19.    In the event that the Executive violates any of the provisions set forth in this Agreement relating to NONINTERFERENCE, the Executive acknowledges and agrees that the Bank may suffer immediate and irreparable harm. Consequently, the Executive acknowledges and agrees that the Bank shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation.

F. TERMINATION

20.    The Executive acknowledges and agrees that the Board of Directors of the Bank reserves the right to terminate this Executive Agreement, for any reason, by providing the Executive with thirty (30) days' written notice of the termination, delivered in person, or by certified U.S. mail to the Executive's last known address reflected in the Bank's personnel records. Such notice shall be effective upon personal delivery or three days after mailing by certified mail. However, if the Agreement is terminated at the Bank's insistence without Good Cause, as defined in this Agreement, the Bank covenants and agrees to provide the Executive with the severance   set forth in paragraph thirty (30) of this Agreement.

21.    The Executive acknowledges and agrees that the Bank may terminate this Agreement at any time, without notice, for any "Good Cause" defined as the following:

a.
In the event the Executive violates any provision of this Agreement or is grossly negligent in the performance of his duties hereunder in the reasonable judgment of the Board, and fails to cure such violation or the effects of such gross negligence within a reasonable period after written notice to the Executive by the Bank specifying in reasonable detail the alleged violation;

b.
The determination of the Board of Directors of the Bank in the exercise of its reasonable judgment, that (i) the Executive has failed to follow the policies adopted by the Board of Directors and fails to cure such breach or violation within a reasonable period after written notice to Executive by the Bank specifying in reasonable detail the alleged breach or violation or (ii) that Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

c.	In the event the Executive is convicted of a felony, or a misdemeanor involving moral turpitude;

d.
In the event the Executive engages in gross misconduct in the course and scope of his employment with the Bank including indecency, immorality, gross insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting;

e.
In the event a majority of the Board of Directors of the Bank determines, in good faith, that the Executive’s job performance is unsatisfactory as measured against performance standards previously provided to the Executive and mutually agreed upon, and has given the Executive written notice of such determination which specifically enumerates the reason(s) for such determination and a reasonable opportunity, which shall not be less than 180 days, to correct such unsatisfactory performance; or

f.	In the event the Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank.

If during his employment, Executive is terminated for Good Cause or resigns his employment for any reason other than for Good Reason (as defined below); Employee will be entitled only to receive base salary through the date of such termination, pay in lieu of any unused vacation in accordance with the Bank’s normal practice, and any benefits to which Executive is entitled under the terms of the Bank’s employee benefit plans and programs.

22.    The Bank acknowledges and agrees that the Executive reserves the right to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice, by personal delivery or certified United States mail, to the Bank at its principal business address of the Executive's intention to terminate this Agreement. Such notice shall be effective upon personal delivery or three days after mailing by certified mail.

23.    The Executive acknowledges and agrees that in the event of the Executive's death, this Agreement will terminate immediately, without notice, on the date of the Executive's death. The Executive acknowledges and agrees that, in the event of his death, the Bank will pay to the Executive's estate all compensation due and owing through the date of the Executive's death.

24.    The Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. § 1630.2(g)(1), and cannot perform the essential functions of his position, with or without reasonable accommodation for the period designated by the Executive's disability insurance after which disability payments will begin.

25.    The Executive acknowledges and agrees that in the event of termination of this Agreement, for whatever reason, whether at the insistence of the Executive or at the insistence of the Bank, the Executive will return to the Bank within seventy-two (72) hours of the time when notice of termination is communicated by either party, or sooner if requested by the Bank, any and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer's orders, records, cards or notes acquired, compiled or coming into the Executive's knowledge, possession or control in connection with his activities as an employee of the Bank, as well as all machines, parts, equipment or other materials received from the Bank or from any of its customers, agents or suppliers, in connection with such activities.

G. CHANGE IN CONTROL

26.    The parties acknowledge that the Executive has agreed to assume the position of Executive Vice President and Chief Operating Officer and to enter into this Agreement based on his confidence in the current owners of the Bank and the direction of the Bank provided by the current Board of Directors. If the Bank should undergo a "Change of Control," as defined below, then the Executive, may be entitled to certain compensation and benefits under the following circumstances.   If, during the term: (i) Executive voluntarily terminates his employment with the Company (or its successor) after a minimum of six (6) months following a Change in Control (as defined below), or (ii) Executive’s employment is terminated by the Company (or its successor) without Good Cause, or Employee terminates his employment for Good Reason (as defined below), in either case within twenty-four (24) months following a Change in Control, Employee shall be entitled to receive the compensation and benefits described in this Section. Executive shall notify the Bank of such election by personal delivery or certified U.S. mail, that he intends to terminate this Agreement based upon the Change of Control. Notice of termination shall be effective upon delivery or three (3) days after mailing by certified mail.

27.    In the event that the Executive elects to terminate this Agreement based upon a Change in Control, the Bank agrees and acknowledges that the Executive (or his Beneficiaries, if applicable) shall have the right to receive a cash lump sum payment equal to 99% of his Base Amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”) paid by the Bank upon a “Triggering Termination,” which shall mean the Executive’s termination of employment with the Bank on or within two (2) years after a Change in Control. The Bank shall make payment within thirty (30) days of the Triggering Termination date. In the event that the Executive is entitled to any payment under Section H, no payment shall be due under this Section G.

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit, when aggregated with payments the Executive receives under other agreements, would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates, or to the extent any benefit would be a non-deductible excess parachute payment under Section 280G of the Code, or create an excise tax under the excess parachute rules of Sections 280G and 4999 of the Code. To the extent possible, the Bank shall reduce the benefit paid under this Agreement to the maximum benefit that would be deductible and would not result in any such excise tax.

28.    As used in this Agreement, a "Change of Control" shall be deemed to have occurred in any of the following instances:

a.
the Company or the Bank is merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities (on a fully diluted basis) of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company;

b.	the Company or the Bank sells all or substantially all of its assets to another corporation;

c.
(i) any person or group within the meaning of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), including without limitation existing shareholders of the Company, acquires or otherwise becomes the owner of fifty percent (50%) or more of the outstanding voting securities of the Company and (ii) if such Person causes, encourages or otherwise provides for an employee, officer, representative or agent of such Person to be elected to the Board.; or

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if a Person (as defined by the Securities Exchange Act) becomes a beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its own voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person.

d.
During any period of two consecutive years, individuals who, at the beginning of such period constituted the members of the Board of Directors of the Bank, cease for any reason to constitute at least a majority of such Board of Directors., unless the election, or the nomination for election by the Company’s shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of the period; provided, however, that no individual shall be considered a member of the Board of Directors of the Company at the beginning of such period if such individual initially assumed office as the result of either an actual or threatened election contest or proxy contest.

Furthermore, notwithstanding anything contained herein to the contrary, if the Executive’s employment is terminated and he reasonably demonstrates that such termination was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change in Control and who effects a Change in Control, or such termination otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, a Change in Control shall be deemed to have occurred on the day immediately prior to the date of such termination of his employment.

29.    For purposes of this Agreement, “Good Reason” shall mean any one or more of the following occurrences: (i) Executive’s base salary or bonus structure as defined in 3.c. of this Agreement or as it may be increased subsequent to the Effective Date, is reduced; (ii) Executive’s status or responsibilities with the Bank are materially reduced, or Executive is assigned duties which are inconsistent with such status or responsibilities, or Executive’s business location is materially changed; (iii) the Bank (or its successor) fails to continue in effect any pension, health care or executive compensation plan or arrangement in which Executive was participating, or the Bank (or their successors) takes some action which materially reduces Executive’s benefits under any such plan or program, without (in either such case) providing Executive with substantially similar benefits; or (iv) any successor to the Bank in connection with a Change in Control does not, prior to the Change in Control, expressly assume this Agreement.

H. SEVERANCE

30.    The Executive and the Bank acknowledge and agree that, if the Bank terminates Executive’s employment at any time for any reason other than Good Cause, as defined in this Agreement, or Executive terminates his employment for Good Reason, as defined above, the Executive shall be entitled to severance pay to be paid in accordance with the normal payroll procedure of the Bank. Such severance pay shall be equal to the base salary that would have been due the Executive had he remained employed for the remaining term of this Agreement, but in no event less than one year’s base salary. In the event that the Executive is entitled to any payment under Section G, no payment shall be due under this Section H.

I. SEVERABILITY

31.    The Executive acknowledges and agrees that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive acknowledges and agrees that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

J. WAIVER

32.    The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

K. SUCCESSORS AND ASSIGNS

33.    The Executive acknowledges and agrees that this Agreement may be assigned by the Bank to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Bank.

34.    The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only. In the event of the Executive's death, this Agreement shall be enforceable by the Executive's estate, executors and/or legal representatives, only to the extent provided herein.

L. CHOICE OF LAW

35.    Both parties acknowledge and agree that the law of the state of Texas will govern the validity, interpretation and effect of this Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Bank and the Executive.

M. MODIFICATION

36.    Both parties acknowledge and agree that this Agreement and the stock option plan and stock grants set forth in Paragraph 3.f. of this Agreement constitute the complete and entire agreement between the parties regarding the employment of Executive; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

37.    Both parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement; (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed by the Executive; and (iv) is approved by a disinterested majority of the Board of Directors of the Bank.

N. INDEMNIFICATION

38.    During the term of this Agreement, the Company and the Bank shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys' fees) relating to his employment by the Bank to the fullest extent permissible under the law, including, without limitation, the National Banking Act, Article 2.02-1 of the Texas Business Corporation Act, the Company’s Articles of Incorporation, and the Bank's Articles of Association, and may purchase such indemnification insurance as the Board of Directors may from time to time determine.

O. ARBITRATION

39.    Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Executive or the termination thereof, shall be submitted to arbitration in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. Notwithstanding the arbitration provisions set forth in this Agreement, the Executive and the Bank acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NONINTERFERENCE section of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to this section of the Agreement. The Executive and the Bank further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers' compensation or unemployment compensation.

P. LEGAL CONSULTATION

40.    The Executive and the Company acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

Q. MISCELLANEOUS

41.    The Executive shall make himself available, upon the request of the Bank, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Bank, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of this Agreement.

42.    The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

43.    In the event either party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys fees, out-of-pocket costs, disbursements, and arbitrator's fees relating to such arbitration or litigation.

44.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

R. NOTICES

45.    Any and all notices of documents or other notices required to be delivered under the terms of this Agreement shall be addressed to each party as follows:

EXECUTIVE:

Patrick Howard

COMPANY:

T Bancshares, Inc.
President
16000 Dallas Parkway, Suite 125
Dallas, TX 75248

EXECUTED ON THIS DATE FIRST WRITTEN ABOVE IN DALLAS, TEXAS.

“EXECUTIVE ”

/s/ Patrick Howard
WITNESS	Patrick Howard

“COMPANY ”

T BANCSHARES, INC.

/s/ Patrick Adams
WITNESS	President Patrick Adams